UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111

San Antonio, Texas, 78249

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2025, Clear Channel Outdoor Holdings, Inc. (the “Company”) and Scott R. Wells, Chief Executive Officer of the Company, entered into a second amended and restated employment agreement (the “Second A&R Employment Agreement”), effective as of January 1, 2026 (the “Effective Date”). As of the Effective Date, the Second A&R Employment Agreement will supersede the existing amended and restated employment agreement between the Company and Mr. Wells, which became effective January 1, 2022 and was scheduled to expire by its terms on January 1, 2026.

The initial term of the Second A&R Employment Agreement ends on January 1, 2030, and will be automatically extended for additional four-year periods, unless the Company or Mr. Wells gives prior written notice of non-renewal between August 1 and September 1 prior to the end of the then-applicable employment term.

Pursuant to the Second A&R Employment Agreement, Mr. Wells will (i) receive a base salary at an annualized rate of $1,200,000, (ii) be eligible to receive an annual performance bonus with a target of 120% of his annual base salary and (iii) be eligible to receive an annual equity incentive grant with an annual target value of $4,000,000, but in no event will the grant date fair value of any such award be less than $2,000,000, the form of which will be determined by the Compensation Committee of the Board of Directors of the Company. Each such award will be granted pursuant to and subject to the terms and conditions of the Company’s 2012 Third Amended and Restated Stock Incentive Plan (or any successor incentive plan) and applicable award agreement(s).

If the Company terminates Mr. Wells’ employment without “cause” (as defined in the Second A&R Employment Agreement), if the Company does not renew the Second A&R Employment Agreement or if Mr. Wells resigns for “good reason” (as defined in the Second A&R Employment Agreement), Mr. Wells will receive his accrued and unpaid base salary through the termination date, any unpaid annual bonus for the prior year and any payments required under applicable employee benefit plans. In addition, if Mr. Wells timely executes and does not revoke a severance agreement and general release of claims in favor of the Company in a form satisfactory to the Company, Mr. Wells will receive (a) his base salary payable over an 18-month period (the “Severance Payments”, and such period, the “Severance Pay Period”), (b) a pro rata annual bonus payment for the calendar year of Mr. Wells’ termination, calculated based upon actual performance as of the termination date as related to overall performance at the end of the calendar year, and payable at the same time as bonuses are paid to other employees of the Company, (c) a separation bonus in an amount equal to the target annual bonus for the year in which Mr. Wells’ employment terminates, payable in a lump sum, (d) a lump sum cash payment equal to the product of (A) 18 and (B) the monthly COBRA premiums Mr. Wells would be required to pay if he elected pursuant to COBRA to continue the health benefits coverage Mr. Wells had prior to the termination date (less the amount he would have to pay for such coverage as an active employee and all other applicable withholdings and deductions), and (e) the following equity treatment: (i) any unvested time-vesting equity awards scheduled to vest during the 12-month period following the date of termination will vest in full on the date of termination, and (ii) with respect to any outstanding and unvested performance stock units, (x) one-third of the target number of shares underlying the performance stock units will remain eligible to vest if the date of termination is before the date that is two years prior to the vesting date, (y) two-thirds of the target number of shares underlying the performance stock units will remain eligible to vest if the date of termination is on or after the date which is two years prior to the vesting date but before the date that is one year prior to the vesting date and (z) 100% of the target number of shares underlying the performance stock units will remain eligible to vest if the date of termination is on or after the date that is one year prior to the vesting date. The portion of the performance stock units eligible to vest will remain outstanding and eligible to be earned at the end of the applicable performance period based on the applicable performance metrics as outlined in the applicable award agreement. If Mr. Wells breaches any post-employment obligations or covenants during the Severance Pay Period or is rehired by the Company during the Severance Pay Period, the Severance Payments will cease.

The Second A&R Employment Agreement also contains a customary perpetual confidentiality provision, as well as customary non-interference, non-solicitation and non-competition provisions that apply during employment and for the 12-month period thereafter.

The foregoing description of the Second A&R Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text and terms of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Employment Agreement, dated as of December 15, 2025, by and between Clear Channel Outdoor Holdings, Inc. and Scott R. Wells.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: December 19, 2025	By:	/s/ Lynn A. Feldman
Lynn A. Feldman
Executive Vice President, Chief Legal Officer and Corporate Secretary